Exhibit 1.01

2021 Conflict Minerals Report
Avaya Holdings Corp.

Reporting period: January 1, 2021, to December 31, 2021
Avaya Holdings Corp. (“Avaya” or the “Company”) prepared this Conflict Minerals Report (the “Report”) for the reporting period from January 1 to December 31, 2021. The Report provides the information required by the provisions of Rule 13(p)(1) under the Securities Exchange Act of 1934 and the instructions to Form SD which require companies that file reports with the Securities and Exchange Commission (the "SEC") under Exchange Act Sections 13(a) or 15(d), whether or not the issuer is required to file such reports, to annually disclose the use of conflict minerals originating from “covered countries,” defined as the Democratic Republic of the Congo (the “DRC”) and adjoining countries and not from recycled or scrap sources that are necessary to the functionality or production of a manufactured product. Conflict minerals are identified as columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, or simply tantalum, tin, tungsten and gold (collectively, “Conflict Minerals” or “3TG”). Use of the terms “Avaya” or the “Company” in this Report refers to Avaya Holdings Corp., a Delaware corporation, and its consolidated subsidiaries taken as a whole, unless the context otherwise indicates. The Report is publicly available on the Company’s website at: https://www.avaya.com/en/about-avaya/corporate-responsibility/.
The Company has conducted a reasonable country of origin inquiry (“RCOI”) and subsequent due diligence according to the 5-step approach detailed in the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas Third Edition (“OECD Guidance”), an internationally recognized due diligence framework, to determine if it knows or has reason to believe that the 3TGs identified in the Company’s products originated from sources in the covered countries. As a downstream user of minerals, the Company contracts the manufacture of products with electronic manufacturing suppliers (“EMS”). Given the size of the Company’s supply chain and the fact that the Company does not have direct relationships with the mines and/or the smelters and refiners (the “SOR”) providing the minerals, it is challenging to identify all of the relevant source mines. As such, the Company relies on industry initiatives (principally, the Responsible Minerals Initiative or “RMI”), manufacturing partners and parts suppliers with whom the Company has direct relationships to determine the source of the 3TGs in the Company’s products. The Company utilizes RCOI data provided by the RMI and relies on audits performed by the RMI to assess the SORs’ conformance to the Responsible Minerals Assurance Process (“RMAP”).

Executive Summary of the 2021 Conflict Minerals Program
The Company performed an RCOI on those suppliers that provided the Company with products and parts containing 3TGs which were then sold during the relevant reporting period. Eighty-five (85) of the 87 suppliers included in the outreach responded, representing a ninety-eight percent (98%) response rate. The following table defines terminology used in this Report, consistent with the RMI Smelter Database.

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Term	Definition	Statistic

Eligible	RMI recognized smelter eligible for RMAP	267
Conformant	Smelter who passed RMI RMAP audit	229
Active	Eligible smelter who is not yet conformant but is working with the RMI to become conformant	32
Not Active	Un-cooperative and not actively working with the RMI. Also includes businesses who are not operational - either temporarily or permanently.	6

The results from the Conflict Minerals Reporting Templates (“CMRT”) returned by the suppliers showed 267 reported, eligible SORs involved in the Company’s supply chain. Of the 267 SORs, all could be found on the Smelter Lookup Tab of the CMRT. These 267 SORs (listed in Appendix A) are either “conformant” (229), “active” (32) or “not active” (6). The RMI Smelter Database is a list of possible smelters being tracked by the RMI of the Responsible Business Alliance (“RBA”) and it identifies the status of each of the smelters. RMI uses an independent third-party audit of SOR management systems and sourcing practices to validate smelters' management processes for alignment to the OECD Guidance and RMAP procedures.
The Company cannot be certain about the origin of the conflict minerals used by smelters or entities that are not listed as RMAP-conformant SORs, since their management processes have not been audited per the RMI RMAP. The Company has and will continue to work with suppliers to obtain more information regarding the status of these smelters and entities.
Company Overview
Avaya is a global leader in digital communications products, solutions, and services for businesses of all sizes, delivering most of its technology through software and services. The Company enables organizations around the globe to succeed by creating intelligent communications experiences for clients, their employees and their customers. The Company builds innovative open, converged unified communications and collaboration ("UCC") and contact center ("CC") software solutions to enhance and simplify communications and collaboration in the cloud, on-premises or a hybrid of both. The Company's global, experienced team of professionals delivers award-winning services from initial planning and design to seamless implementation and integration, to ongoing managed operations, optimization, training, and support.
The Company shifted its entire comprehensive software portfolio to Avaya OneCloud, which offers significant capabilities across contact center (OneCloud CCaaS), unified communications and collaboration (OneCloud UCaaS), and communications platform as a service (OneCloud CPaaS). The Avaya OneCloud open, composable platform approach uniquely positions the Company to address a customer’s needs in creating a Digital Workplace for their campus-based and remote employees through Unified Communications and Collaboration and the Customer Experience Center, the Company’s name for contact centers, helping clients deliver tangible business results.
The Company offers a range of software sales and licensing models that can be deployed on-premise or via a public, private, or hybrid cloud.
The Company also offers one of the broadest portfolios of business devices in the industry, including handsets, video conferencing units and headsets to meet the needs of every type of worker across a customer’s organization to customers get the most out of their communications investments. The

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Company’s IP-enabled handsets, multimedia devices and conferencing systems enhance collaboration and productivity, and position organizations to incorporate future technological advancements.
The Company business has two operating segments: Products & Solutions and Services.
Products & Solutions
Products & Solutions encompasses the Company’s UCC and CC software platforms, applications, and devices.
•Avaya OneCloud UCaaS solutions enable organizations to reimagine collaborative work environments and help companies increase employee productivity, improve customer service and reduce costs. With Avaya OneCloud UCaaS, organizations can provide their workers with a single app for all-channel calling, messaging, meetings, and team collaboration with the same ease of use as existing consumer apps. Avaya embeds communications directly into the apps, browsers and devices employees use every day, giving them a more natural, efficient, and flexible way to connect, engage, respond, and share where and how they want.
•Avaya OneCloud CCaaS solutions: Avaya’s industry-leading digital contact center solutions enable clients to build a customized portfolio of applications to drive stronger customer engagement and higher customer lifetime value. The Company’s reliable, secure, and scalable communications solutions include voice, email, chat, social media, video, performance management and third-party integration that can improve customer service and help companies compete more effectively.
•Avaya OneCloud CPaaS combines the cloud with our communications platforms, providing a development platform and the application programming interfaces that enable developers to easily integrate both UCC and CC communications capabilities directly into internal and customer-facing applications and workflows. Organizations can quickly deliver modular, composable applications ("apps") and experiences that meet ever-changing customer and operational needs.
Services
Complementing the Company’s product and solutions portfolio is a global, award-winning services portfolio, delivered by the Company and its extensive partner ecosystem. Avaya’s services portfolio includes solution upgrades and provides new technology through its Avaya OneCloud subscription offerings.
The Company sells directly through its worldwide sales force and indirectly through its global network of channel partners, including distributors, service providers, dealers, value-added sellers, system integrators and business partners that provide sales and services support.
The Company outsources the design of some, and the manufacture of substantially all, of its products and solutions.
The Company’s Conflict Minerals Program Overview
Avaya is committed to ethical business conduct and responsible sourcing and the Company works with its global supply chain partners to ensure compliance with Section 1502 of the Dodd–Frank Wall Street Reform and Consumer Protection Act. The international supply chain for these minerals is complex, however, and tracing them is challenging. Many of the raw materials Avaya uses that contain conflict minerals pass through a variety of intermediaries before reaching the Company. Avaya is not a manufacturer and does not purchase directly from the smelters that produce the minerals. Therefore, the Company must rely upon its suppliers to identify the sources of conflict minerals and to declare the conflict-mineral status of their products, as stated in the Company’s Responsible Minerals Policy. The Company also uses supplier

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information from knowledgeable sources within the Company and online to decide on conflict minerals risk and necessary remedial action.
The Company is an affiliate member of the RBA, participates in RBA’s RMI committees, including the Plenary, the Due Diligence Practices Team and the Mineral Reporting Template Team, and utilizes data and results of RMI smelter or refiner audits, which includes cross-recognized audit programs of the London Bullion Market Association (“LBMA”) and Responsible Jewelry Council (“RJC”). The Company also relies on guidance published by the RMI as it relates to downstream companies and incorporates the RMI CMRT, as well as the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), the OECD Guidance and related supplements for 3TG. The three key elements of the Company’s Conflict Minerals Program (the “Program”) are:
I.Determination of Product Applicability
II.The Reasonable Country of Origin Inquiry (“RCOI”)
III.Due Diligence

I.Determination of Product Applicability
The Company generates a list of products and parts that (1) were contracted to be manufactured for the Company, (2) were sold by the Company in the reporting year, and (3) include 3TG. Products purchased off the shelf from Original Equipment Manufacturers (“OEMs”), and re-sold or passed through without modification, are excluded as the Company is not the manufacturer of those products. This list of in-scope products and parts is further reviewed by comparing it against the Company’s previous year’s RCOI results. This list is then provided to a third-party partner to conduct the Company’s RCOI. The third-party partner works under close supervision of the Company’s Conflict Minerals Program Manager.
The Company outsources the design of some, and the manufacture of all, of its products and solutions. Therefore, the RCOI included the Company’s EMS providers, Original Design Manufacturers and the Company controlled suppliers (the “suppliers”) of parts and components used in the Company designed hardware products and parts that were sold to customers during the calendar year. Finished products and parts obtained from OEMs where the designs are not influenced by the Company (i.e., products or parts which were purchased and included in the Company’s solutions without modification or additional assembly) are excluded from the scope of the RCOI. The Company’s products and parts that contain 3TGs not from recycled or scrap sources, which are in scope pursuant to Dodd-Frank requirements, consist of gateways, routers, servers, network infrastructure equipment and endpoints.
II.Reasonable Country of Origin Inquiry

The Company sends all in-scope suppliers a CMRT, along with links to the RMI website which has educational and training materials to facilitate their completion of the CMRT. For this reporting period, 87 suppliers were contacted. The Company also uses the RMI RCOI Database to determine country of origin. Suppliers who do not respond (2 suppliers during this reporting period) to the request to complete the CMRT are escalated to the applicable Company Commodity Manager, who reminds them of their contractual obligation to provide this information. The Company leverages information resources of the RMI, publicly available information published by the LBMA and the RJC, as well as the resources of a third-party consultant to analyze the supplier responses. The results of the information review are used to identify those suppliers for which additional information and due diligence is required. The completed CMRTs and results of any assessments are stored electronically.

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III.The Company’s Due Diligence Program (the “DD Program”)

The Company’s DD Program was designed in accordance with the OECD five step framework, the international framework currently recognized for compliance with the Dodd-Frank conflict mineral requirements.

Step 1: The Company’s Management System
Consistent with its environmental, health and safety (EHS) management system, the Company has implemented a ‘Plan-Do-Check-Act’ approach for its Conflict Minerals processes. Specifically,
•The Company communicates its Responsible Minerals Policy (the “Policy”) to suppliers during the RCOI process. In addition, the Policy is communicated to our supply chain partners and stakeholders via our website (https://www.avaya.com/en/about-avaya/corporate-responsibility/) and referenced in all new RFPs, contracts, and contract revisions with direct material suppliers. The Policy sets the expectation, among other things, that direct material suppliers will “…source minerals [sic 3TG] from non-conflict regions or, if sourced from conflict regions, … verify that the sourcing is conflict-free (i.e., not used to fund conflicts in [c]overed [c]ountries) through a reasonable due diligence program.”
•The Company developed Standard Operating Procedures that, with the Responsible Minerals Policy, define the Company’s process for conducting the DD Program. Responsibilities rest with a cross-functional team of subject matter experts from Supply Chain Management, Product Compliance, Product Engineering, Research and Development, and the Environmental and Legal functions of the Company. Legal and EHS leads the team and provides periodic updates to senior management.
•The Company is an affiliate member of the RBA and participates in RMI to leverage best practices from other member companies, and identify and implement DD Program improvements, including greater supply chain and customer transparency.
•Controls are in place to manage and retain from year to year the documentation associated with each RCOI and related due diligence activities.
•The Company partners with suppliers to identify the sources of Conflict Minerals in the products and parts that they provide to the Company, as indicated in the RCOI results. Suppliers are engaged through periodic business reviews and an annual supplier forum to discuss compliance requirements. If significant risks, such as non-conformant smelters, are identified through the DD Program or other means, the Company retains the right to suspend trade with, or disengage from, a supplier.
•The Company uses the RMI's published Guides and Guidance to instruct suppliers on how to perform their own due diligence and how to fill out the CMRT form. The supplier is referred to the RMI website to access these materials.
•To resolve grievances that suppliers or SORs may have, the Company uses the publicly available RMI Grievance Mechanism. Suppliers are informed of this Grievance Mechanism in the Company’s Conflict Minerals Supplier Training. The Grievance Mechanism may be used for complaints against the Company, the RMI, the RMI RMAP or auditors used by the RMI, or for other grievances related to Conflict Minerals. The grievances, including corrective actions, are tracked and monitored by the RMI. The following is a link to the Grievance Mechanism: Grievance Mechanism (responsiblemineralsinitiative.org)

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Step 2: Identify and Assess Risks in the Supply Chain
The Company uses the RCOI analysis results to identify suppliers using SORs that are not engaged in an approved validation scheme (e.g., RMAP, LBMA and the RJC) and to assess related supply chain risks. The Company’s full SOR table is included in Appendix A, and the Country of Origin results are shown in the table beginning on page 8.

The Company evaluates the RCOI information collected using the CMRT, including performing a quality review of the results. If discrepancies, errors, or omissions are identified, the response for that supplier is deemed unacceptable and is returned to the supplier for correction. Approximately 82% of the CMRTs collected for 2021 were acceptable as received or successfully corrected by the supplier and accepted by the Company. Those suppliers (18%) who did not make the corrections requested by the Company were escalated internally in the supply chain organization. The Company reviewed and compared the responses with other information in the Company’s possession (in-house experts, etc.) and, where appropriate, made further inquiries of the relevant suppliers. Suppliers’ failure to respond is captured in the internal periodic supplier evaluation.

The Company follows a defined escalation process for suppliers that do not respond to the request for CMRT data. All in-scope suppliers receive an initial CMRT request email. Those that do not timely respond receive a first reminder, second reminder, final reminder, and escalation emails as necessary. Internal Company buyers are identified for each supplier. Any supplier not responding to the emails is flagged to the Company buyer for further action. The Conflict Minerals Program Team meets regularly to review data collection efforts, engaging Internal Company buyers as necessary to determine next steps, including, where appropriate, providing negative feedback to suppliers and recommending potential contract termination.

Based on a review of the data collected, those suppliers / SORs deemed to pose a risk to the Company’s supply chain were addressed in Step 3 below.

Step 3: Design and Implement a Strategy to Respond to Identified Risks
To address the risks in the Company’s supply chain posed by the use of RMAP non-conformant SORs, the Company remains actively involved in the RBA and RMI, including participation in RMI committees such as the Plenary Team, Due Diligence Processes Team and Minerals Reporting Template Team. Participation in these RMI efforts gives the Company access to the RMI smelter auditing efforts, thereby providing Avaya with information to assess supply chain risk from conflict minerals. Avaya works with its supply chain partners to address reported non-conformant smelters, including dis-engagement or suspension, if necessary, although the Company did not find it necessary to exercise dis-engagement or suspension in 2021. Avaya also works with its supply chain partners to resolve smelters’ resistance or refusal to participate in either the RMAP list program or other approved schemes.

Step 4: Independent third-party audit of our SORs’ due diligence practices
As a downstream user of 3TG minerals and a member of the RMI, Avaya leverages information from the independent third-party audits of the SORs facilitated by initiatives such as the RMI’s RMAP, LBMA and the RJC to evaluate the SORs’ practices. Over time, this effort has resulted in increasing the number of SORs in Avaya’s supply chain that are RMAP-conformant. Avaya actively participates in RMI activities, including involvement in sub-committees and contributing possible SOR names, to support efforts to assess each SOR’s alignment to the OECD Guidance via the RMAP.

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Step 5: Annual Reporting on our Supply Chain Due Diligence
Avaya prepares an annual report documenting its Supply Chain Due Diligence Practice activities in accordance with the Dodd-Frank requirements. Participation in the RMI CMR Peer Review resulted in valuable feedback which was incorporated as appropriate in the Company’s Conflict Mineral Report.

Reporting Period Due Diligence Results

Efforts to Determine Conflict Minerals Country of Origin and Facilities used to Process Conflict Minerals
Avaya’s RCOI process and due diligence to determine the source of 3TGs in the Company’s products is based on data collection and partnership with suppliers. The Company queried 87 suppliers for the 2021 RCOI reporting period, of which 85 responded. The two that did not respond were reported to the Company’s Procurement team and their lack of response was considered in assessing their supply chain risk. Although business with these two companies was not terminated, they were given negative feedback through their supplier scorecard. For those that did respond, 267 unique SORs were identified as processing 3TGs used in the parts and/or components contained in the Company’s products. The Company has verified that 229 (86%) of the SORs are RMAP-conformant SORs, an improvement over 2020, when 75% of the SORs were RMAP-conformant. Thirty-two SORs, 84% of the nonconformant SORs, are making progress toward conformance based on information received from the RMI SOR database, an improvement over 2020, when only 63% of the nonconformant SORs were making progress toward conformance. Six SORs are in the Not Active status, which is a significant improvement from 2020 when there were 30 SORs in the Not Active status.

Avaya requested company level CMRTs from its suppliers and most of the responses received were provided at the company level, rather than specific to the product sold to the Company. Two percent (2%) of suppliers have documented on their CMRT that they are unable to obtain a high response rate from their supply chain, making it impossible to determine the complete list of smelters in the Company’s supply chain. Although Avaya pressed these suppliers to obtain more complete SOR lists, the effort was ultimately unsuccessful. In addition, several SORs identified by the suppliers were not listed on the RMI, LBMA or RJC conformant SORs’ lists. Nor could they be confirmed through the Company’s due diligence as actual SORs. As a result, the Company cannot determine its conflict-free status (as defined by Dodd-Frank) at either a product or company level because it cannot confirm that the SORs identified provide a complete picture of Conflict Minerals sourcing. Of the information that was verified, the chart below lists the country of origin for the 3TG minerals in the Company’s products.

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Country of Origin Results for 3TG in the Company’s Products

Conflict Mineral	Country of Origin	Notes
Gold	Andorra, Antigua and Barbuda, Argentina, Armenia, Australia, Austria, Azerbaijan, Bahamas, Barbados, Belgium, Benin, Bolivia (Plurinational State of), Botswana, Brazil, Bulgaria, Burkina Faso, Canada, Cayman Islands, Chile, China, Colombia, Costa Rica, Cote d'Ivoire, Cuba, Curacao, Cyprus, Czechia, Denmark, Dominican Republic, Ecuador, Eritrea, Ethiopia, Finland, French Guiana, Georgia, Ghana, Guinea, Guyana, Honduras, Japan, Mexico, Mozambique, Niger, Peru, Philippines, Russian Federation, Rwanda, Sierra Leone, South Africa, South Korea, Swaziland, Sweden, Tanzania, Uganda, United States of America, Vietnam
Tantalum	Australia, Austria, Belarus, Bolivia, Brazil, Burundi, Canada, China, Colombia, Democratic Republic of the Congo, Czechia, Estonia, Ethiopia, France, Germany, Hong Kong, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Madagascar, Malaysia, Mexico, Mozambique, Myanmar, Namibia, Netherlands, Nigeria, Russian Federation, Rwanda, Sierra Leone, South Korea, Spain, Switzerland, Taiwan, Thailand, Uganda, United Kingdom of Great Britain and Northern Ireland, United States of America, Zimbabwe	The reported tantalum from the DRC and other covered countries consists of 21 Smelters which have been audited and validated as "conformant" by the Responsible Mineral Initiative (“RMI”) and 1 Smelter which is not RMAP conformant (CID000456). RMI is internationally recognized for managing an independent third-party assessment program in line with the OECD Guidance *

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Conflict Mineral	Country of Origin	Notes
Tin	Angola, Argentina, Australia, Austria, Bangladesh, Belarus, Belgium, Benin, Bolivia, Bolivia (Plurinational State of), Brazil, Bulgaria, Burundi, Canada, Chile, China, Colombia, Congo, Democratic Republic of the, Croatia, Cyprus, Czechia, Denmark, Egypt, El Salvador, Estonia, Finland, France, Gabon, Germany, Ghana, Greece, Guernsey, Guinea, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Jordan, Kazakhstan, Laos, Latvia, Lebanon, Libya, Lithuania, Luxembourg, Malaysia, Malta, Mexico, Mongolia, Morocco, Myanmar, Netherlands, New Zealand, Nigeria, Norway, Pakistan, Peru, Philippines, Poland, Portugal, Puerto Rico, Qatar, Romania, Russian Federation, Rwanda, Saudi Arabia, Senegal, Serbia, Singapore, Slovakia, Slovenia, South Africa, South Korea, Spain, Sudan, Sweden, Switzerland, Taiwan, Tanzania, Thailand, Togo, Tunisia, Turkey, Uganda, Ukraine, United Arab Emirates, United States of America, United Kingdom, United Kingdom of Great Britain and Northern Ireland, Uruguay, Venezuela, Vietnam, Virgin Islands, Yemen	The reported tin from the DRC and other covered countries came from 5 smelters all of which have been audited and validated as "conformant" by the RMI, which is internationally recognized for managing an independent third-party assessment program in line with the OECD Guidance. *
Tungsten	Australia, Austria, Belgium, Bolivia, Brazil, Burundi, Canada, China, Colombia, Congo, Democratic Republic of the, Czechia, France, Germany, Hong Kong, Ireland, Israel, Japan, Kazakhstan, Kyrgyzstan, Latvia, Malaysia, Mexico, Mongolia, Myanmar, Nigeria, Peru, Philippines, Portugal, Russian Federation, Rwanda, Singapore, South Korea, Spain, Taiwan, Thailand, Uganda, United Arab Emirates, United Kingdom of Great Britain and Northern Ireland, United States of America, Uzbekistan, Vietnam, Zimbabwe	The reported tungsten from the DRC came from 4 Smelters all of which have been audited and validated as "conformant" by the RMI, which is internationally recognized for managing an independent third-party assessment program in line with the OECD Guidance. *
*Note: SORs who receive minerals from the DRC and adjoining countries, i.e., covered countries, can still be declared conformant to the RMAP process.

The 267 SORs identified by the Company’s in-scope suppliers, the minerals processed, and their classification regarding the RMAP list, the LBMA and the RJC, are provided in the table included as Appendix A to this Report. A graphical depiction of the 2021 RCOI and due diligence results is provided in

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Figure 1 as compared to the 2020 results in Figure 2. The validation classifications of the SORs reported in the graphs (Figures 1 and 2) are defined as follows:
•Conformant - These are RMAP-conformant SORs, having passed the RMI RMAP audit.
•RMAP Active - These are smelters that have committed to undergoing a RMAP audit or preparing for an audit.
•Not Active - These are smelters that are neither Conformant nor RMAP Active.

Figure 1- 2021 Results

RMAP Active, 32, 12%
Not Active, 6, 2%
Conformant, 229, 86%

Figure 2 – 2020 Results

Not Active, 30, 9%
RMAP Active, 51, 16%
Conformant, 242, 75%

Future Plans to Mitigate Conflict Minerals Sourcing Risk
To help mitigate the risk of potentially sourcing conflict minerals from suppliers who do not have OECD aligned due diligence measures in place, Avaya will:
•Perform the RCOI process by December of the calendar year to allow additional time for supplier engagement and due diligence.
•Continue to require completion of the CMRT in applicable Requests for Quote (“RFQ”) and from applicable new suppliers upon award of contract (if not provided as part of an RFQ).
•Identify suppliers that may, based on past performance, need additional due diligence in the future.
For those SORs that cannot be verified as SORs using the RMI SOR Database, the Company will:

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•Ask suppliers to find out who the true SOR is or to provide proof that the listed SOR is a SOR.
•Send a list of the un-recognized SORs to the RMI for evaluation and possible action.
In addition, for those SORs who are in the RMI SOR Database but who refuse to cooperate with the RMI RMAP, the Company will:
•Ask the supplier to contact the SOR and encourage the SOR to pursue RMAP conformance auditing.

Forward-Looking Statements
This report contains certain "forward-looking statements." All statements other than statements of historical fact are "forward-looking" statements for purposes of the U.S. federal and state securities laws. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could,“ "estimate," "expect," "intend," "may," "might," "our vision," "plan," "potential," "preliminary," "predict," "should," "will," or "would" or the negative thereof or other variations thereof or comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. These statements, including the Company’s outlook, do not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments or other strategic transactions completed after the date hereof. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Risks and uncertainties that may cause these forward-looking statements to be inaccurate include, among others, termination or modification of current contracts which could impair attainment of our OneCloud ARR metric; the duration, severity and impact of the coronavirus pandemic ("COVID-19"), the impact of the Russia/Ukraine conflict on the global economy and our business, including impacts from related sanctions and export controls imposed by the U.S., UK and the EU on certain industries and Russian parties as a result of the conflict, as well as responses by the governments of Russia or other jurisdictions and other factors discussed in the Company's Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (the "SEC"). These risks and uncertainties may cause the Company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a further list and description of such risks and uncertainties, please refer to the Company’s filings with the SEC that are available at www.sec.gov. The Company cautions you that the list of important factors included in the Company’s SEC filings may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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APPENDIX A

List of Reported Smelters/Refiners Facilities Processing Minerals Used in the Company’s Products as Confirmed by the Responsible Minerals Initiative (RMI) Lists

Number	Metal	Smelter Name	Smelter Id	Remarks
1	Gold	8853 S.p.A.	CID002763	Conformant
2	Gold	Advanced Chemical Company	CID000015	Conformant
3	Gold	Aida Chemical Industries Co., Ltd.	CID000019	Conformant
4	Gold	Al Etihad Gold Refinery DMCC	CID002560	Conformant
5	Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	Conformant
6	Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	Conformant
7	Gold	AngloGold Ashanti Corrego do Sitio Mineracao	CID000058	Conformant
8	Gold	Argor-Heraeus S.A.	CID000077	Conformant
9	Gold	Asahi Pretec Corp.	CID000082	Conformant
10	Gold	Asahi Refining Canada Ltd.	CID000924	Conformant
11	Gold	Asahi Refining USA Inc.	CID000920	Conformant
12	Gold	Asaka Riken Co., Ltd.	CID000090	Conformant
13	Gold	Aurubis AG	CID000113	Conformant
14	Gold	Bangalore Refinery	CID002863	Conformant
15	Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	Conformant
16	Gold	Boliden AB	CID000157	Conformant
17	Gold	C. Hafner GmbH + Co. KG	CID000176	Conformant
18	Gold	CCR Refinery - Glencore Canada Corporation	CID000185	Conformant
19	Gold	Cendres + Metaux S.A.	CID000189	Conformant
20	Gold	Chimet S.p.A.	CID000233	Conformant
21	Gold	Chugai Mining	CID000264	Conformant
22	Gold	Dowa	CID000401	Conformant
23	Gold	DSC (Do Sung Corporation)	CID000359	Conformant
24	Gold	Eco-System Recycling Co., Ltd. East Plant	CID000425	Conformant
25	Gold	Eco-System Recycling Co., Ltd. North Plant	CID003424	Conformant
26	Gold	Eco-System Recycling Co., Ltd. West Plant	CID003425	Conformant
27	Gold	Emirates Gold DMCC	CID002561	Conformant
28	Gold	Geib Refining Corporation	CID002459	Conformant
29	Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CID002243	Conformant
30	Gold	Heimerle + Meule GmbH	CID000694	Conformant
31	Gold	Heraeus Germany GmbH Co. KG	CID000711	Conformant
32	Gold	Heraeus Metals Hong Kong Ltd.	CID000707	Conformant
33	Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801	Conformant
34	Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	Conformant
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Exhibit 1.01

APPENDIX A

Number	Metal	Smelter Name	Smelter Id	Remarks
35	Gold	Istanbul Gold Refinery	CID000814	Conformant
36	Gold	Italpreziosi	CID002765	Conformant
37	Gold	Japan Mint	CID000823	Conformant
38	Gold	Jiangxi Copper Co., Ltd.	CID000855	Conformant
39	Gold	JSC Novosibirsk Refinery	CID000493	Active
40	Gold	JSC Uralelectromed	CID000929	Active
41	Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	Conformant
42	Gold	Kazzinc	CID000957	Conformant
43	Gold	Kennecott Utah Copper LLC	CID000969	Conformant
44	Gold	KGHM Polska Miedz Spolka Akcyjna	CID002511	Conformant
45	Gold	Kojima Chemicals Co., Ltd.	CID000981	Conformant
46	Gold	Korea Zinc Co., Ltd.	CID002605	Conformant
47	Gold	L'Orfebre S.A.	CID002762	Conformant
48	Gold	LS-NIKKO Copper Inc.	CID001078	Conformant
49	Gold	LT Metal Ltd.	CID000689	Conformant
50	Gold	Marsam Metals	CID002606	Conformant
51	Gold	Materion	CID001113	Conformant
52	Gold	Matsuda Sangyo Co., Ltd.	CID001119	Conformant
53	Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	Conformant
54	Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	Conformant
55	Gold	Metalor Technologies (Suzhou) Ltd.	CID001147	Conformant
56	Gold	Metalor Technologies S.A.	CID001153	Conformant
57	Gold	Metalor USA Refining Corporation	CID001157	Conformant
58	Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	CID001161	Conformant
59	Gold	Mitsubishi Materials Corporation	CID001188	Conformant
60	Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	Conformant
61	Gold	MMTC-PAMP India Pvt., Ltd.	CID002509	Conformant
62	Gold	Moscow Special Alloys Processing Plant	CID001204	Active
63	Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	CID001220	Conformant
64	Gold	Navoi Mining and Metallurgical Combinat	CID001236	Conformant
65	Gold	Nihon Material Co., Ltd.	CID001259	Conformant
66	Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	Conformant
67	Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325	Conformant
68	Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	CID001326	Active
69	Gold	PAMP S.A.	CID001352	Conformant
70	Gold	Planta Recuperadora de Metales SpA	CID002919	Conformant
71	Gold	Prioksky Plant of Non-Ferrous Metals	CID001386	Active
72	Gold	PT Aneka Tambang (Persero) Tbk	CID001397	Conformant
Appendix page 2

Exhibit 1.01

APPENDIX A

Number	Metal	Smelter Name	Smelter Id	Remarks
73	Gold	PX Precinox S.A.	CID001498	Conformant
74	Gold	Rand Refinery (Pty) Ltd.	CID001512	Conformant
75	Gold	REMONDIS PMR B.V.	CID002582	Conformant
76	Gold	Royal Canadian Mint	CID001534	Conformant
77	Gold	SAAMP	CID002761	Conformant
78	Gold	Safimet S.p.A	CID002973	Conformant
79	Gold	SAFINA A.S.	CID002290	Conformant
80	Gold	Samduck Precious Metals	CID001555	Conformant
81	Gold	SEMPSA Joyeria Plateria S.A.	CID001585	Conformant
82	Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	Conformant
83	Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736	Conformant
84	Gold	Singway Technology Co., Ltd.	CID002516	Conformant
85	Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756	Active
86	Gold	Solar Applied Materials Technology Corp.	CID001761	Conformant
87	Gold	Sumitomo Metal Mining Co., Ltd.	CID001798	Conformant
88	Gold	SungEel HiMetal Co., Ltd.	CID002918	Conformant
89	Gold	T.C.A S.p.A	CID002580	Conformant
90	Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	Conformant
91	Gold	Tokuriki Honten Co., Ltd.	CID001938	Conformant
92	Gold	TOO Tau-Ken-Altyn	CID002615	Conformant
93	Gold	Torecom	CID001955	Conformant
94	Gold	Umicore Precious Metals Thailand	CID002314	Conformant
95	Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980	Conformant
96	Gold	United Precious Metal Refining, Inc.	CID001993	Conformant
97	Gold	Valcambi S.A.	CID002003	Conformant
98	Gold	Western Australian Mint (T/a The Perth Mint)	CID002030	Conformant
99	Gold	WIELAND Edelmetalle GmbH	CID002778	Conformant
100	Gold	Yamakin Co., Ltd.	CID002100	Conformant
101	Gold	Yokohama Metal Co., Ltd.	CID002129	Conformant
102	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	Conformant
103	Gold	AU Traders and Refiners	CID002850	Active
104	Gold	Daye Non-Ferrous Metals Mining Ltd.	CID000343	Active
105	Gold	GCC Gujrat Gold Centre Pvt. Ltd.	CID002852	Active
106	Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CID001909	Active
107	Gold	Guangdong Jinding Gold Limited	CID002312	Active
108	Gold	Hunan Chenzhou Mining Co., Ltd.	CID000767	Active
109	Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927	Not Active
110	Gold	Kyrgyzaltyn JSC	CID001029	Active
Appendix page 3

Exhibit 1.01

APPENDIX A

Number	Metal	Smelter Name	Smelter Id	Remarks
111	Gold	Metal Concentrators SA (Pty) Ltd.	CID003575	Conformant
112	Gold	NH Recytech Company	CID003189	Conformant
113	Gold	Shandong Gold Smelting Co., Ltd.	CID001916	Conformant
114	Gold	TSK Pretech	CID003195	Not Active
115	Tungsten	A.L.M.T. Corp.	CID000004	Conformant
116	Tungsten	ACL Metais Eireli	CID002833	Conformant
117	Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502	Conformant
118	Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	Conformant
119	Tungsten	China Molybdenum Tungsten Co., Ltd.	CID002641	Conformant
120	Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	Conformant
121	Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CID003401	Conformant
122	Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CID002645	Conformant
123	Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	Conformant
124	Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	Conformant
125	Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	Conformant
126	Tungsten	Global Tungsten & Powders Corp.	CID000568	Conformant
127	Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218	Conformant
128	Tungsten	H.C. Starck Tungsten GmbH	CID002541	Conformant
129	Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766	Conformant
130	Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579	Not Active
131	Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	Conformant
132	Tungsten	Hydrometallurg, JSC	CID002649	Conformant
133	Tungsten	Japan New Metals Co., Ltd.	CID000825	Conformant
134	Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	Conformant
135	Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	Conformant
136	Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	Conformant
137	Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	Conformant
138	Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	Conformant
139	Tungsten	Kennametal Fallon	CID000966	Conformant
140	Tungsten	Kennametal Huntsville	CID000105	Conformant
141	Tungsten	KGETS Co., Ltd.	CID003388	Conformant
142	Tungsten	Lianyou Metals Co., Ltd.	CID003407	Conformant
143	Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319	Conformant
144	Tungsten	Masan High-Tech Materials	CID002543	Conformant
145	Tungsten	Moliren Ltd.	CID002845	Conformant
146	Tungsten	Niagara Refining LLC	CID002589	Conformant
147	Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827	Conformant
148	Tungsten	TANIOBIS Smelting GmbH & Co. KG	CID002542	Conformant
149	Tungsten	Unecha Refractory metals plant	CID002724	Conformant
Appendix page 4

Exhibit 1.01

APPENDIX A

Number	Metal	Smelter Name	Smelter Id	Remarks
150	Tungsten	Wolfram Bergbau und Hutten AG	CID002044	Conformant
151	Tungsten	Woltech Korea Co., Ltd.	CID002843	Conformant
152	Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	Conformant
153	Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	Conformant
154	Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CID002830	Conformant
155	Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	CID003427	Active
156	Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CID000281	Active
157	Tungsten	Cronimet Brasil Ltda	CID003468	Conformant
158	Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CID002313	Not Active
159	Tungsten	JSC "Kirovgrad Hard Alloys Plant"	CID003408	Conformant
160	Tantalum	Asaka Riken Co., Ltd.	CID000092	Conformant
161	Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211	Conformant
162	Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CID000291	Conformant
163	Tantalum	Exotech Inc.	CID000456	Not Active
164	Tantalum	F&X Electro-Materials Ltd.	CID000460	Conformant
165	Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CID000616	Conformant
166	Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	Conformant
167	Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	Conformant
168	Tantalum	LSM Brasil S.A.	CID001076	Conformant
169	Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163	Conformant
170	Tantalum	Mineracao Taboca S.A.	CID001175	Conformant
171	Tantalum	Mitsui Mining and Smelting Co., Ltd.	CID001192	Conformant
172	Tantalum	NPM Silmet AS	CID001200	Conformant
173	Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	Conformant
174	Tantalum	QuantumClean	CID001508	Conformant
175	Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CID001522	Conformant
176	Tantalum	Solikamsk Magnesium Works OAO	CID001769	Conformant
177	Tantalum	Taki Chemical Co., Ltd.	CID001869	Conformant
178	Tantalum	Telex Metals	CID001891	Conformant
179	Tantalum	Ulba Metallurgical Plant JSC	CID001969	Conformant
180	Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	Conformant
181	Tantalum	D Block Metals, LLC	CID002504	Conformant
182	Tantalum	FIR Metals & Resource Ltd.	CID002505	Conformant
183	Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506	Conformant
184	Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CID002508	Conformant
185	Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512	Conformant
186	Tantalum	KEMET de Mexico	CID002539	Conformant
Appendix page 5

Exhibit 1.01

APPENDIX A

Number	Metal	Smelter Name	Smelter Id	Remarks
187	Tantalum	TANIOBIS Co., Ltd.	CID002544	Conformant
188	Tantalum	TANIOBIS GmbH	CID002545	Conformant
189	Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	Conformant
190	Tantalum	H.C. Starck Inc.	CID002548	Conformant
191	Tantalum	TANIOBIS Japan Co., Ltd.	CID002549	Conformant
192	Tantalum	TANIOBIS Smelting GmbH & Co. KG	CID002550	Conformant
193	Tantalum	Global Advanced Metals Boyertown	CID002557	Conformant
194	Tantalum	Global Advanced Metals Aizu	CID002558	Conformant
195	Tantalum	Resind Industria e Comercio Ltda.	CID002707	Conformant
196	Tantalum	Jiangxi Tuohong New Raw Material	CID002842	Conformant
197	Tantalum	Power Resources Ltd.	CID002847	Conformant
198	Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	Conformant
199	Tin	Alpha	CID000292	Conformant
200	Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942	Active
201	Tin	Dowa	CID000402	Conformant
202	Tin	EM Vinto	CID000438	Conformant
203	Tin	Estanho de Rondonia S.A.	CID000448	Conformant
204	Tin	Fenix Metals	CID000468	Conformant
205	Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	Conformant
206	Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555	Conformant
207	Tin	Huichang Jinshunda Tin Co., Ltd.	CID000760	Not Active
208	Tin	Melt Metais e Ligas S.A.	CID002500	Active
209	Tin	China Tin Group Co., Ltd.	CID001070	Conformant
210	Tin	Malaysia Smelting Corporation (MSC)	CID001105	Conformant
211	Tin	Metallic Resources, Inc.	CID001142	Conformant
212	Tin	Mineracao Taboca S.A.	CID001173	Conformant
213	Tin	Minsur	CID001182	Conformant
214	Tin	Mitsubishi Materials Corporation	CID001191	Conformant
215	Tin	Jiangxi New Nanshan Technology Ltd.	CID001231	Conformant
216	Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	Conformant
217	Tin	Operaciones Metalurgicas S.A.	CID001337	Conformant
218	Tin	PT Artha Cipta Langgeng	CID001399	Conformant
219	Tin	PT Bukit Timah	CID001428	Active
220	Tin	PT Babel Surya Alam Lestari	CID001406	Conformant
221	Tin	PT Sukses Inti Makmur	CID002816	Active
222	Tin	PT Mitra Stania Prima	CID001453	Conformant
223	Tin	PT Prima Timah Utama	CID001458	Conformant
224	Tin	PT Refined Bangka Tin	CID001460	Conformant
225	Tin	PT Babel Inti Perkasa	CID001402	Conformant
226	Tin	PT Stanindo Inti Perkasa	CID001468	Conformant
Appendix page 6

Exhibit 1.01

APPENDIX A

Number	Metal	Smelter Name	Smelter Id	Remarks
227	Tin	PT Timah Tbk Kundur	CID001477	Conformant
228	Tin	PT Timah (Persero) Tbk Mentok	CID001482	Conformant
229	Tin	CV Ayi Jaya	CID002570	Active
230	Tin	PT Tinindo Inter Nusa	CID001490	Conformant
231	Tin	Rui Da Hung	CID001539	Conformant
232	Tin	Soft Metais Ltda.	CID001758	Conformant
233	Tin	Thaisarco	CID001898	Conformant
234	Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	Conformant
235	Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036	Conformant
236	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	Conformant
237	Tin	China Yunnan Tin Co Ltd.	CID002180	Conformant
238	Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572	Active
239	Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468	Conformant
240	Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	CID002573	Active
241	Tin	PT ATD Makmur Mandiri Jaya	CID002503	Conformant
242	Tin	O.M. Manufacturing Philippines, Inc.	CID002517	Conformant
243	Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	CID002574	Active
244	Tin	An Vinh Joint Stock Mineral Processing Company	CID002703	Active
245	Tin	Modeltech Sdn Bhd	CID002858	Active
246	Tin	PT Rajehan Ariq	CID002593	Conformant
247	Tin	Pongpipat Company Limited	CID003208	Active
248	Tin	Resind Industria e Comercio Ltda.	CID002706	Conformant
249	Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CID003397	Active
250	Tin	Metallo Belgium N.V.	CID002773	Conformant
251	Tin	Metallo Spain S.L.U.	CID002774	Conformant
252	Tin	PT Sariwiguna Binasentosa	CID001463	Conformant
253	Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	CID002834	Conformant
254	Tin	PT Menara Cipta Mulia	CID002835	Conformant
255	Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844	Conformant
256	Tin	PT Aries Kencana Sejahtera	CID000309	Active
257	Tin	PT Timah Nusantara	CID001486	Active
258	Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CID003116	Conformant
259	Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CID003190	Conformant
260	Tin	PT Bangka Serumpun	CID003205	Conformant
261	Tin	CV Venus Inti Perkasa	CID002455	Active
262	Tin	Tin Technology & Refining	CID003325	Conformant
263	Tin	Ma'anshan Weitai Tin Co., Ltd.	CID003379	Conformant
264	Tin	PT Rajawali Rimba Perkasa	CID003381	Conformant
Appendix page 7

Exhibit 1.01

APPENDIX A

Number	Metal	Smelter Name	Smelter Id	Remarks
265	Tin	Luna Smelter, Ltd.	CID003387	Conformant
266	Tin	Super Ligas	CID002756	Active
267	Tin	PT Mitra Sukses Globalindo	CID003449	Active

Appendix page 8